Exhibit 99.4

Exhibit IV

REDEMPTION AGREEMENT

This REDEMPTION AMENDMENT (this “Agreement”) is executed and delivered as of May 8, 2012, by MMB Holdings LLC, a Delaware limited liability company (the “Company”), and each member of the Company (the “Members”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Amended and Restated Limited Liability Company of the Agreement, dated as of March 9, 2011 (as may be amended, modified, supplemented or restated from time to time, the “LLC Agreement”).

1. Redemption. After September 30, 2012, each Member may request, by written notice to the Company and each other Member, that the Company redeem all of the Interests of such Member (the “Redeeming Member”) pursuant to this Agreement. After its receipt of such request, the Company shall use its reasonable efforts to redeem all of the Redeeming Member’s Interest as soon as reasonably practicable. The redemption price for such redemption (the “Redemption Price”) shall be equal to the amount that the Redeeming Member would receive if the Company were dissolved, all of its assets liquidated, and the proceeds thereof distributed pursuant to Section 7.2 of the LLC Agreement, as reasonably determined by the Managing Member. Except as otherwise agreed between the Company and the Redeeming Member, the Company shall use reasonable efforts to pay the Redemption Price in kind by distributing to the Redeeming Member an amount of common stock of Zoo Entertainment, Inc., a Delaware corporation (“Zoo Entertainment”), or securities or instruments exercisable for or convertible into such common stock, in each case, that is owned by the Company and equal to the Redemption Price, as reasonably determined by the Managing Member. In connection with any such redemption, the Redeeming Member shall deliver to the Company such customary instruments of transfer, containing such customary representations and warranties and other provisions, as are reasonably requested by the Managing Member. Upon receipt of the Redemption Price, the Redeeming Member shall cease to hold any Interests, cease to be a Member and no longer have any rights or privileges of a Member. All reasonable costs and expenses incurred by the Company or the Managing Member in connection with such redemption shall be borne by the Redeeming Member. Each Member acknowledges that (a) the Company’s ability to effectuate any redemption contemplated by this Agreement may depend, in part, on the performance by the Zoo Borrowers of their obligations under the Zoo Loan Agreements, (b) any delay or failure in such performance may, in turn, delay or prevent such redemption, and (c) neither the Company nor any Member shall be deemed to be in breach of this Agreement as a result of any such delay or failure.

2. Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES HERETO EXPRESSLY AGREE THAT ALL THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AND, WITHOUT LIMITATION THEREOF, THAT THE ACT AS NOW ADOPTED OR AS MAY BE HEREAFTER AMENDED SHALL, TO THE FULLEST EXTENT PERMITTED THEREIN, GOVERN THIS AGREEMENT.

3. Jurisdiction. Any action or proceeding against any party hereto relating in any way to this Agreement shall be brought and enforced in, and each party hereto hereby irrevocably (a) submits to the jurisdiction of the Delaware Courts with respect to any such action or proceeding and (b) waives, to the fullest extent permitted by applicable law, any objection that such party may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Courts and any claim that any such action or proceeding in the Delaware Courts has been brought in an inconvenient forum. Any final judgment against any party hereto in any proceedings brought in the United States of America will be conclusive and binding upon such party and may be enforced against such party in the courts of any other jurisdiction. This Section 3 shall survive the dissolution, liquidation, winding up and termination of the Company.

4. Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered pursuant to Section 11.18 of the LLC Agreement.

5. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

COMPANY:

MMB HOLDINGS LLC

By:	MOJOBEAR CAPITAL, LLC, its managing member

By:
Name:
Title:

MANAGING MEMBER:

MOJOBEAR CAPITAL, LLC

By:
Name:
Title:

NON-MANAGING MEMBERS:

JAY WOLF

COLUMBIA PACIFIC OPPORTUNITY FUND, LP
By:	COLUMBIA PACIFIC ADVISORS, LLC, its general partner

By:
Name:
Title:

DR. KLAUS NEUGEBAUER

T7M7 UNTERNEHMENSAUFBAU GMBH

By:
Name:
Title: